SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                     SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to  240.14a-11(c) or
     240.14a-12

                CBL & ASSOCIATES PROPERTIES, INC.
                _________________________________

         (Name of Registrant as Specified In Its Charter)

 ________________________________________________________________
            (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules
     14(a)-6(i)(4) and 0-11.
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       applies:
       _____________________________________________________
  2)   Aggregate number of securities to which transaction
       applies:
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  3)   Per unit price or other underlying value of transaction
       computed pursuant to Exchange Act Rule 0-11 (Set forth
       the amount on which the filing fee is calculated and
       state how it was determined):
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  4)   Proposed maximum aggregate value of transaction:
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by
    Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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       ___________________________________________________













                      March 31, 1997


Dear Shareholder:

  You are cordially invited to attend the annual meeting of shareholders which will be held at the Chattanooga Marriott at the Convention Center, 2 Carter Plaza, Chattanooga, Tennessee, on
Thursday, May 1, 1997 at 11:00 a.m.(EDT).

  The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

  I look forward to personally meeting all shareholders who are able to attend.

                                Sincerely,



                                CHARLES B. LEBOVITZ
                                Chairman of the Board,
                                President and
                                Chief Executive Officer



                 CBL & ASSOCIATES PROPERTIES, INC.

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           MAY 1, 1997


  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CBL & Associates Properties, Inc., a Delaware corporation (the "Company"), will be held at the Chattanooga Marriott at the Convention Center, 2 Carter Plaza, Chattanooga, Tennessee 37402, on Thursday, May 1, 1997 at 11:00 a.m. (EDT) for the following purposes:

     1. To re-elect two directors to serve for a term of three years and until their respective successors are elected and qualified;

     2.  To act upon a proposal to ratify the selection of Arthur
         Andersen LLP as independent public accountants for the fiscal year ending December 31, 1997; and

     3. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on March 18,1997, as the record date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.

     Your attention is directed to the accompanying Proxy
Statement.

     Whether or not you plan to attend the meeting, we urge you to sign, date and return the enclosed Proxy promptly in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Returning your Proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

                              By Order of the Board of Directors

                              JOHN N. FOY
                              Secretary


Chattanooga, Tennessee
March 31, 1997

                        PROXY STATEMENT

               CBL & ASSOCIATES PROPERTIES, INC.
                         ONE PARK PLACE
                        6148 LEE HIGHWAY
                  CHATTANOOGA, TENNESSEE 37421

                 ANNUAL MEETING OF SHAREHOLDERS
                          MAY 1, 1997


                            PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of shareholders (the "Annual Meeting") of the Company to be held at the Chattanooga Marriott at the Convention Center, 2 Carter Plaza, Chattanooga, Tennessee, on Thursday, May 1, 1997, at 11:00 a.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies from shareholders by telephone, telegram or personal interview and will not receive additional compensation for such services. In addition, the Company's regularly retained investment relations firm, Corporate Communications, Inc., will, among other services performed for the Company, assist in the solicitation of proxies. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for their expense in so doing.

     The Company anticipates mailing proxy materials and the Annual Report for the fiscal year ended December 31, 1996, to shareholders of record as of March 18, 1997, on or about March
31, 1997.


                        VOTING SECURITIES

     Only holders of record of the Company's Common Stock, par value $.01 per share ("Common Stock"), at the close of business on March 18, 1997, are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of Common Stock outstanding on such date and entitled to vote was 23,974,330. Each such share is entitled to one vote with respect to such matters.

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of the holders of a plurality of the shares of the Common Stock present or represented at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection of the independent public accountants.

     Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee does not have discretionary authority to vote on a particular proposal) will be counted as present at the Annual Meeting for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will generally not be counted for any other purpose, except that abstentions with respect to any proposal, other than the election of directors, will be treated as negative votes.

     Unless contrary instructions are indicated on the accompanying Proxy, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.


                      ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven members divided into three classes (having two, two and three members, respectively) serving staggered three-year terms. Under the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), a majority of the Directors must be unaffiliated ("Independent Directors") with the Company and CBL & Associates, Inc. and its affiliates ("CBL"). The Company succeeded to the business of CBL in November 1993. Each year the term of office of one class of directors expires.

     The Board of Directors intends to present for action at the Annual Meeting the election of John N. Foy and William J. Poorvu, whose present terms expire in 1997, to serve for a term of three years and until their successors are duly elected and shall qualify. Mr. Poorvu is one of the Company's four Independent Directors.

     Unless authority to vote for such directors is withheld, the enclosed Proxy will be voted for such persons except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable, or declines, to serve.

NOMINEES

     Set forth below is information with respect to the nominees for election.

NAME                     AGE       CURRENT POSITION(1)
John N. Foy               53       Director, Executive Vice
                                   President - Finance, Chief
                                   Financial Officer and
Secretary

William J. Poorvu         61       Director

___________________

(1) The position shown represents the individual's position with the Company and CBL & Associates Management, Inc., a
     Delaware corporation (the "Management Company"), through which the Company's property management and development activities are conducted.

     JOHN N. FOY has served as a Director and Executive Vice President
- Finance, Chief Financial Officer and Secretary of the Company since its inception and is a member of the Executive Committee of the Board of Directors. Prior thereto, he served in a similar capacity with CBL. Mr. Foy has been involved in the shopping center industry since 1969 when he joined the Lebovitz family's shopping center development business. In 1970, he became affiliated with the shopping center division of Arlen Realty & Development Corp. ("Arlen"), and, in 1978, joined Charles Lebovitz in establishing CBL. Mr. Foy served as Chairman of the Board of First Fidelity Savings Bank in Crossville, Tennessee from December 1985 until April 1994. Since April 1994,
Mr. Foy has served as a member of the Advisory Board of the First American National Bank of Chattanooga, Tennessee.

     WILLIAM J. POORVU was initially elected as a Director of the Company upon the completion of the Company's initial public offering in November 1993 and is a member of the Compensation and Audit Committees of the Board of Directors. Mr. Poorvu has, since 1981, been a professor at Harvard Business School specializing in real estate courses. Mr. Poorvu is also managing partner in several private real estate companies and has previously consulted for a number of real estate concerns. He is Chairman of the Board of The Baupost Group,
Inc. and a trustee/director of mutual funds in the Massachusetts Financial Services Group of Funds.

                THE BOARD OF DIRECTORS RECOMMENDS
                 A VOTE "FOR" THE ELECTION OF THE
                    TWO DIRECTORS NAMED ABOVE

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information with respect to the directors
(in addition to John N. Foy and William J. Poorvu) and executive officers (in addition to John N. Foy) of the Company.

NAME                       TERM    AGE       CURRENT POSITION(1)
_____________            _______   ___       ____________________
Charles B. Lebovitz        1999     60       Chairman of the Board
                                             of Directors, President
                                             and Chief Executive
                                             Officer

Ben S. Landress               -     69       Executive Vice President -
                                             Management

Stephen D. Lebovitz        1998     36       Director, Executive Vice
                                             President - Development
                                             and Treasurer

Jay Wiston                    -     59       Executive Vice President -
                                             Leasing

Ronald L. Fullam              -     54       Senior Vice President -
                                             Development

Ronald S. Gimple              -     57       Senior Vice President and
                                             and General Counsel

Michael I. Lebovitz           -     33       Senior Vice President -
                                             Mall Projects

Eric P. Snyder                -     47       Senior Vice President and
                                             Director of Corporate
                                             Leasing

Augustus N. Stephas           -     54       Senior Vice President -
                                             Accounting and Controller

Claude M. Ballard          1999     67       Director

Leo Fields                 1999     68       Director

Winston W. Walker          1999     53       Director
___________________

*    Indicates expiration of term as a director.

(1) The position shown represents the individual's position with the Company and the Management Company.

     CHARLES B. LEBOVITZ has served as Chairman of the Board, President and Chief Executive Officer since the inception of the Company and is a member of the Executive Committee of the Board of Directors. Prior to the Company's formation, he served in a similar capacity with CBL. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family's development business. In 1970, he became affiliated with Arlen where he served as President of Arlen's shopping center division, and, in 1978, he founded CBL together with his associates (the "Associates"), James Wolford, John Foy, Jay
Wiston, and Ben Landress. In addition to Mr. Lebovitz, Messrs. Foy, Wiston and Landress currently serve as executive officers of the Company. Mr. Lebovitz is an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a National Vice Chairman of the United Jewish Appeal. Until May 1994, Mr. Lebovitz served as a trustee and Vice President (Southern Division) of the International Council of Shopping Centers ("ICSC"). Mr. Lebovitz was elected to serve as the Chairman of ICSC from May 1996 to May 1997.

     BEN S. LANDRESS has served as Senior Vice President - Management of the Company since September 1993. Prior thereto, he served in a similar capacity with CBL. Effective January 1, 1997, Mr. Landress was promoted to Executive Vice President Management. Mr. Landress directs the day-to-day management of the Company's properties and is responsible for general corporat e administration. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family's development business. In 1970, he became affiliated with Arlen's shopping center division, and, in 1978, joined Mr. Lebovitz as an Associate in establishing CBL.

     STEPHEN D. LEBOVITZ has served as a Director and Senior Vice President - New England Office and Treasurer of the Company since September 1993 and as Senior Vice President - Community Center Development since May 1994. Effective January 1, 1997, Mr. Lebovitz
was promoted to Executive Vice President - Development.   Mr.
Lebovitz joined CBL in 1988 as Vice President responsible for establishing and directing CBL's New England office. Prior to that time, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986. He is a director of the Boston Jewish Family and Children's Services and a former state director for the New England states (Maine, Massachusetts, New Hampshire, Rhode Island and Vermont) of the ICSC. Stephen Lebovitz is a son of Charles Lebovitz.

     JAY WISTON has served as Executive Vice President Leasing of the Company since September 1993. Prior thereto, he served in a similar capacity with CBL. Mr. Wiston is responsible for leasing of the Company's properties. Mr. Wiston has been involved in the shopping center industry since 1966 when he joined a specialty retailer as Director of Real Estate. He became affiliated with Arlen's shopping center division in 1968, and, in 1978, joined Charles Lebovitz as an Associate in establishing CBL. He is a Vice President Southeastern Region and an International Vice President of the United Synagogue of Conservative Judaism.

     RONALD L. FULLAM has served as Vice President - Development of the Company since September 1993. Effective January 1, 1997, Mr. Fullam was promoted to Senior Vice President - Development. Mr. Fullam joined Arlen's shopping center development division as a project manager in August 1977 and CBL as a Vice President upon its formation in 1978. From July 1986 through October 1988, Mr. Fullam was affiliated with another shopping center development company, and, in October 1988, he rejoined CBL as a Vice President of Development.

     RONALD S. GIMPLE has served as Vice President - Development since joining the Company in 1994. Effective January 1, 1997, he was promoted to Senior Vice President and General Counsel. Prior to joining the Company, Mr. Gimple served as a Vice President of The Edward J. DeBartolo Corporation, from 1987 to 1994, and, prior to 1987, Mr. Gimple served as General Counsel of Petrie Store Corporation, Vice President and Real Estate Counsel of BATUS Retail Group and Vice President and General Counsel of General Growth Company.

     MICHAEL I. LEBOVITZ has served as Vice President -
Development and as a project manager for the Company since September 1993. Effective January 1, 1997, Mr. Lebovitz was promoted to Senior Vice President - Mall Projects. Mr. Lebovitz joined CBL in 1988 as a project manager for CoolSprings Galleria in Nashville, Tennessee and was promoted to Vice President in 1993. Prior to joining CBL, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is a member of the United Jewish Appeal Young Leadership Cabinet. Michael Lebovitz is a son of Charles Lebovitz and a brother of Stephen Lebovitz.

     ERIC P. SNYDER has served as Vice President and Director of Corporate Leasing for the Company since September 1993.
Effective January 1, 1997, Mr. Snyder was promoted to Senior Vice President. Mr. Snyder joined CBL as a project manager in 1978 and was promoted to Vice President in 1984 and to Director of Corporate Leasing in 1992. Prior to 1978, Mr. Snyder was a leasing agent and project manager in Arlen's shopping center division.

     AUGUSTUS N. STEPHAS has served as Vice President -
Accounting and Controller for the Company since September 1993. Effective January 1, 1997, Mr. Stephas was promoted to Senior
Vice President Accounting and Controller. He joined CBL in July 1978 as Controller and was promoted to Vice President in 1984.
From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as Accountant and later as Assistant Controller.

     CLAUDE M. BALLARD, CRE, M.A.I. was elected as a Director of the Company upon the completion of the Company's initial public offering in November 1993 and is Chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors. Mr. Ballard joined Goldman, Sachs & Co. in 1981 as a general partner and as of December 1988 became a limited partner and senior consultant. Prior to joining Goldman, Sachs & Co., Mr. Ballard was a Senior Vice President in the real estate division of the Prudential Insurance Company of America. He is currently a director of Bedford Property Investors, Mutual Life Insurance Company of New York, Taubman Centers, Inc., a shopping center real estate investment trust, Greater New York Council, Boy Scouts of America and Horizon Hotel Corp. Mr. Ballard also served as Chairman of the Board of Rockefeller Center Properties, Inc., a mortgage real estate investment trust, until December 1994, and as a director of American Building Maintenance Industries until October 1994. Mr. Ballard currently serves as Chairman of the Board of Directors of Merit Equity Partners, Inc.

     LEO FIELDS was elected as a Director of the Company upon the completion of the Company's initial public offering in November 1993 and is a member of the Compensation Committee and Chairman of the Audit Committee of the Board of Directors. Mr. Fields has been President of Weisberg & Fields, Inc., an investment advisory company, since November 1991. From 1984 through 1991, Mr. Fields directed Leo Fields Interests, a private investment firm. He was affiliated with Zale Corporation from 1947 until his retirement in 1984, serving, from 1981 to 1984, as Vice Chairman and a member of Zale's Executive Committee. He is Vice Chairman of the Institute for Social & Economic Policy in the Middle East at the John F. Kennedy School of Government at Harvard University, President of the Dallas Home for the Jewish Aged Endowment Foundation and a trustee of the M. B. and Edna Zale Foundation.

     WINSTON W. WALKER was elected as a Director of the Company upon the completion of the Company's initial public offering in November 1993 and is a member of the Executive and Compensation Committees of the Board of Directors. Mr. Walker served as President and Chief Executive Officer of Provident Life and Accident Insurance Company of America ("Provident") from 1987 until October 1, 1993, and served in various other capacities with Provident from 1974 to 1987. Mr. Walker is a director of SunTrust Bank, Chattanooga, N.A. (formerly American National
Bank) and Olan Mills, Inc. of Chattanooga, Tennessee.

     In addition to the executive officers named above, James L.
Wolford has served as Senior Executive Vice President
Development of the Company since September 1993 to January 15,
1997. Effective as of that date, Mr. Wolford retired as an officer and employee of the Company.


BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors met eight times in 1996.

     The Board of Directors has established standing Executive, Audit and Compensation Committees. The Board of Directors has no standing Nominating Committee. Each director attended more than 75% of the total number of Board meetings and meetings of Board committees on which the director served during fiscal year 1996.

     Executive Committee. The Executive Committee is composed of Charles B. Lebovitz (Chairman), John N. Foy and Winston W. Walker, who is an Independent Director. The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law except with respect to
(i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company's Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40,000,000 per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40,000,000 per transaction and
(viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL pursuant to the Company's Bylaws. The Executive Committee met four times and took action by unanimous written consent eleven times during 1996.

     Audit Committee. The Audit Committee is composed of Leo Fields (Chairman), Claude M. Ballard and William J. Poorvu, all of whom are Independent Directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants and the plans and results of the audit engagement, approves professional services provided by the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met two times during 1996.

     Compensation Committee. The Compensation Committee is composed of the four Independent Directors, with Claude M. Ballard serving as Chairman. The Compensation Committee reviews and approves compensation programs generally and, specifically, salaries, bonuses, stock awards and stock options for officers of the Company of the level of vice president or higher. The Compensation Committee met two times and took action by unanimous written consent one time during 1996.

     Advisory Committee. The Board of Directors has also appointed an Advisory Committee consisting of Jay Wiston and Ben
S. Landress. The members of this committee participate in Board meetings and are otherwise available to consult with and advise the Board as requested. James L. Wolford served on the Advisory Committee during 1996 and, on January 15, 1997, he retired as an officer and employee of the Company and as a member of the Advisory Committee.


COMPENSATION OF DIRECTORS

     During 1996, each Independent Director received from the Company an annual fee of $15,000. Effective January 1, 1997, this annual fee was increased to $18,000. In addition to the annual fee, each Independent Director receives a meeting fee of $1,000 for each Board or Committee meeting attended (excluding telephonic meetings) and reimbursements of expenses incurred in attending meetings. Each Independent Director serving as a member of the Executive Committee receives from the Company a monthly fee of $500 in lieu of meeting fees for each Executive Committee meeting.

     Each Independent Director, on December 31 of each fiscal year of the Company, automatically receives an annual grant of options to purchase 500 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock at the date of grant of such option. The options granted to the Independent Directors on December 31, 1996 have an exercise price equal to $25.625 (based upon the average of the high and low sales prices of the Common Stock on the New York Stock Exchange ("NYSE") Composite Tape on December 31, 1996). Each holder of a director option granted pursuant to this arrangement also has the same rights as other holders of options in the event of a change in control. By Resolution dated April 30, 1996, the Compensation Committee adopted certain additional terms for options granted to the Independent Directors. Pursuant to the Resolution, options granted to the Independent Directors
(i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are nonforfeitable except upon the Independent Director's conviction for any criminal activity involving the Company or if non-exercised within one year following the date the Independent Director ceases to be a director of the Company, and (iv) are non-transferrable. In addition, any person who becomes an Independent Director will receive an initial grant of 500 shares of Common Stock upon joining the Board of Directors. The transfer of such shares is restricted during the Independent Director's term and for one year thereafter pursuant to the Stock Incentive Plan.


           SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth information available to the Company as of March 15, 1997, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock,
(ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

                                               Rule           Fully-
                                  Number       13d-3          Diluted
                                  of           Percentage     Percentage
                                  Shares       (1)            (2)
                                  --------      --------       ---------
Cohen & Steers Capital
 Management, Inc. (3)..........    2,280,300       9.5%           6.9%
757 Third Avenue
New York, New York 10017

The Equitable Companies
 Incorporated(4)...............    1,310,600       5.5            3.9
787 Seventh Avenue
New York, New York 10019

FMR Corp.(5)...................    2,781,000      11.6            8.3
82 Devonshire Street
Boston, Massachesetts 02109

Wellington Management
 Company, LLP(6)...............    1,050,400       4.4            3.1
75 State Street
Boston, Massachusetts 02109

Vanguard/Wellesley Income
 Fund, Inc.(7).................    1,050,400       4.4            3.1
P.O. Box 2600
Valley Forge, Pennsylvania 19482-2600

CBL & Associates, Inc.(8)......    8,628,843      27.7           21.3

Charles B. Lebovitz(9).........    9,407,558      29.5           22.8

James L. Wolford(10)...........      611,624       2.5            1.8

John N. Foy(11)................      250,787       1.0              *

Jay Wiston(12).................      111,853         *              *

Ben S. Landress(13)............      113,771         *              *

Stephen D. Lebovitz(14)........      294,509       1.2              *

Ronald L. Fullam(15)...........       10,800         *              *

Ronald S. Gimple(16)...........        9,338         *              *

Michael I. Lebovitz(17)........      141,411         *              *

Eric P. Snyder(18).............       81,810         *              *

Augustus N. Stephas(19)........       39,565         *              *

Claude M. Ballard(20)..........        8,000         *              *
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Leo Fields(21).................       56,000         *              *
c/o Weisberg & Fields, Inc.
Preston Commons East
8115 Preston Road
Dallas, Texas 75225

William J. Poorvu(20)..........        2,060         *              *
c/o Investent Resource Group
44 Brattle Street
Cambridge, Massachusetts 02138

Winston W. Walker(20)..........        4,400         *              *
4 Bartram Road
Lookout Mountain, Tennessee 37350

All executive officers and
directors as a group
15 persons)....................   11,143,486      33.26          33.38

_________________
*  Less than 1%

(1) The Company conducts all of its business activities through CBL & Associates Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). Pursuant to the amended and restated partnership agreement of the Operating Partnership (the "Partnership Agreement"), each of the limited partners of the Operating Partnership, which include CBL and certain of the executive officers named in this Proxy Statement, has the right ("CBL Rights") to (i) exchange all or a portion of its partnership interest in the Operating Partnership for shares of Common Stock (based on the trading price of the Common Stock at the time of exchange) until it owns up to the applicable ownership limit ("Ownership Limit") as prescribed in the Company's Certificate of Incorporation and (ii) subsequently, after November 3, 1996, sell to the Company part or all of its remaining partnership interest in the Operating Partnership in exchange for shares of Common Stock or their cash equivalent (based on the trading price of the Common Stock), at the Company's election. See "Certain Relationships and Transactions." Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a shareholder. Therefore, percentage ownership of the Common Stock is computed based on the sum of (i) 23,974,330 shares of Common Stock actually outstanding as of March 15, 1997,
    (ii) shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity) and (iii) shares of Common Stock that may be acquired within 60 days of March 15, 1997 upon the exercise of outstanding options. Amounts shown were determined without regard to applicable Ownership Limits.

(2) Calculated based on 23,974,330 shares of Common Stock outstanding and assuming full exercise of all CBL Rights by all limited partners of the Operating Partnership (without regard to applicable Ownership Limits) for an aggregate of 33,382,335 shares of Common Stock. Calculation does not include 1,291,050 shares of Common Stock subject to outstanding stock options other than, with respect to each person whose fully-diluted percentage is being computed, shares which may be acquired within 60 days upon the exercise of outstanding options.

(3) In a Schedule 13G/A filed on January 28, 1997 by Cohen and Steers Capital Management Inc. ("CSCM"), CSCM reported that as of December 31, 1996 it beneficially owned 2,280,300 shares of Common Stock, or 9.51% of the total shares outstanding as of March 15, 1997, on behalf of various investment advisory clients. CSCM reported that it possesses
    (i) sole dispositive power with respect to 2,280,300 shares of Common Stock and (ii) sole voting power with respect to 1,942,900 shares of Common Stock. The Schedule 13G/A also states that CSCM has not acquired the Company's shares for the purpose of changing or influencing the control of the Company.

(4) In a Schedule 13G/A filed on February 13, 1997 by The Equitable Companies Incorporated and certain of its subsidiaries (collectively, the "Equitable Entities"), the Equitable Entities reported that as of December 31, 1996 they collectively beneficially owned 1,310,600 shares of Common Stock, or 5.5% of the total shares outstanding as of March 15, 1997. The Equitable Entities reported that the 1,310,600 shares of Common Stock were held on behalf of various client discretionary investment advisory and were acquired solely for investment purposes. The Equitable Entities reported that they possess (i) sole dispositive power with respect to 1,310,600 shares of Common Stock and
    (ii) sole voting power with respect to 1,306,200 shares of Common Stock. The Schedule 13G/A also states that the Equitable Entities have not acquired the Company's shares for the purpose of changing or influencing the control of the Company.

(5) In a Schedule 13G/A filed on February 10, 1997 by FMR Corp. and certain of its subsidiaries ("FMR Entities"), the FMR Entities reported that as of December 31, 1996 they collectively beneficially owned 2,781,000 shares of Common Stock, or 11.6% of the total shares outstanding as of March 15, 1997, on behalf of various investment advisory clients, none of whom beneficially owns more than 5% of the outstanding shares of Common Stock. The FMR Entities reported that they possess (i) sole dispositive power with respect to 2,781,000 shares of Common Stock and (ii) sole voting power with respect to 170,600 shares of Common Stock. The Schedule 13G/A also states that the FMR Entities have not acquired the Company's shares for the purpose of changing or influencing the control of the Company.

(6) In a Schedule 13G filed on February 13, 1997 by Wellington Management Company, LLC ("Wellington"), Wellington reported that as of December 31, 1996 it beneficially owned 1,050,400 shares of Common Stock, or 4.4% of the total shares outstanding as of March 15, 1997, on behalf of various investment advisory clients. Wellington reported that it possesses shared dispositive power with respect of 1,050,400 shares of Common Stock. The Schedule 13G also states that Wellington has not acquired the Company's shares for the purpose of changing or influencing the control of the Company.

(7) In a Schedule 13G filed on February 4, 1997 by Vanguard/ Wellesley Income Fund, Inc. ("Vanguard"), Vanguard reported that as of December 31, 1996 it beneficially owned 1,050,400 shares of Common Stock, or 4.4% of the total shares outstanding as of March 15, 1997. Vanguard reported that it possesses (i) shared dispositive power with respect to 1,050,400 shares of Common Stock and (ii) sole voting power with respect to 1,050,400 shares of Common Stock. The
    Schedule 13G states that Vanguard has not acquired the Company's shares for the present intention of acquiring control of the Company.

(8) Includes (i) 1,426,744 shares of Common Stock owned directly,
    (ii) 7,104,733 shares of Common Stock which may be acquired upon the exercise of CBL Rights and (iii) 97,366 shares of Common Stock which may be acquired by four entities controlled by CBL & Associates, Inc. (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(9) Includes (i) 13,655 shares of Common Stock owned directly,
    (ii) 2,241 shares owned by Mr. Lebovitz's wife, 8,121 shares held in trusts for the benefit of his step-daughter and grandchildren (of which Mr. Lebovitz disclaims beneficial ownership) and 101,600 shares which may by acquired upon the exercise of CBL Rights and held in trusts for the benefit of Mr. Lebovitz and his sister, (iii) 352,903 shares of Common Stock which may be acquired upon the exercise of CBL Rights,
    (iv) 36,000 shares of Common Stock subject to options granted under the Stock Incentive Plan ( as defined herein) which became exercisable with respect to such shares on May 9, and May 10, 1996, and (v) 36,000 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 15, 1997. In addition, by virtue of Mr. Lebovitz's control of CBL & Associates, Inc., he may be deemed to own beneficially the shares of Common Stock beneficially owned by such entity and, by virtue of his control of College Station Associates, an entity owning 228,194 shares of Common Stock which may be acquired upon the exercise of CBL Rights, he may be deemed to own beneficially the shares of Common Stock beneficially owned by such entity.

(10)Includes (i) 1,099 shares owned directly, (ii) 4,866 shares held in trusts for the benefit of Mr. Wolford's children and 4,368 shares held by the Wolford Family Foundation, Inc.,
    (iii)582,091 shares of Common Stock which may be acquired upon the exercise of CBL Rights, and (iv) 19,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which became exercisable with respect to such shares on May 9 and May 10, 1996. Mr. Wolford retired as an officer and employee of the Company effective January 15, 1997.

(11)Includes (i) 23,146 shares of Common Stock owned directly,
    (ii) 189,241 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iii) 19,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which became exercisable with respect to such shares on May 9 and May 10, 1996, and (iv) 19,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 15, 1997.

(12)Includes (i) 17,876 shares owned directly, (ii) 500 shares held in a trust for the benefit of Mr. Wiston's son, (iii) 74,277 shares of Common Stock which may be acquired upon the exercise of CBL Rights, and (iv) 19,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 15, 1997.

(13)Includes (i) 5,131 shares owned directly, (ii) 10,000 shares owned by Mr. Landress' wife, (iii) 60,240 shares of Common Stock which may be acquired upon the exercise of CBL Rights,
    (iv) 19,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which became exercisable with respect to such shares on May 9 and May 10, 1996, and (v) 19,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 15, 1997.

(14)Includes (i) 17,173 shares owned directly, (ii) 238,936 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iii) 19,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which became exercisable with respect to such shares on May 9 and May 10, 1996, and (iv) 19,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 15, 1997.

(15)Includes 10,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 15, 1997.

(16)Includes (i) 138 shares of Common Stock owned by Mr. Gimple's wife, and (ii) 9,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 15, 1997.

(17)Includes (i) 4,160 shares of Common Stock owned directly,
    (ii) 538 shares of Common Stock owned by Mr. Lebovitz' wife,
    (iii) 115,113 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iv) 10,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which became exercisable with respect to such shares on May 9 and May 10, 1996, and (v) 10,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 15, 1997.

(18)Includes (i) 3,523 shares of Common Stock owned directly,
    (ii) 4,943 shares of Common Stock owned by Mr. Snyder's wife and 3,305 shares of Common Stock owned by Mr. Snyder's children, (iii) 48,439 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iv) 10,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which became exercisable with respect to such shares on May 9 and May 10, 1996, and (v) 10,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 15, 1997.

(19)Includes (i) 1,095 shares of Common Stock owned directly,
    (ii) 27,670 shares of Common Stock which may be acquired upon the exercise of CBL Rights, and (iii) 10,800 shares of Common Stock subject to options granted under the Stock Incentive Plan wich become exercisable with respect to such shares within sixty days of March 15, 1997.

(20)Includes 1,500 shares of Common Stock subject to immediately exercisable stock options granted to each Independent
    Director on each of December 31, 1994 (500), December 31,
    1995 (500) and December 31, 1996 (500) pursuant to the Stock
    Incentive Plan. See "Stock Incentive Plan".

(21)Includes (i) 18,000 shares of Common Stock owned by a family limited partnership created by Mr. Fields and his wife on January 1, 1997 and in which Mr. Fields serves as a general partner, (ii) 37,500 shares of Common Stock held by members of Mr. Fields' family, with respect to which Mr. Fields acts as investment adviser and of which Mr. Fields disclaims beneficial ownership, and (iii) 500 shares of Common Stock subject to immediately exercisable stock options granted under the Stock Incentive Plan.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that there has been full compliance with the Section 16(a) filing requirements under the Exchange Act applicable to its officers, directors and greater than 10% beneficial owners, except that five executive officers (Ronald
L. Fullam, Ronald S. Gimple, Michael I. Lebovitz, Eric P. Snyder and Augustus N. Stephas) failed to timely report their initial beneficial ownership of the Company's securities upon being promoted to executive officer positions on January 1, 1997. These filings were subsequently made.

                      EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and each of the other five executive officers (these individuals being referred to herein as the "named executive officers" which group includes the four most highly compensated executive officers) for the fiscal year ended December 31, 1996 and for the fiscal years ending December 31, 1995 and 1994. The table also includes information regarding the compensation of two additional officers (Eric P. Snyder and Augustus N. Stephas) who were not executive officers at the end of 1996 but for whom disclosure would have been provided had they been executive officers at the end of 1996.

                  SUMMARY COMPENSATION TABLE(1)

                                                                              Long Term Compensation
                                                                       ---------------------------------
                                          Annual Compensation                   Awards           Payouts
                                  ----------------------------------   -----------------------   -------
Name and                                                    Other      Restricted   Securities
Name and                                                    Annual        Stock     Underlying    LTIP         All
Principal                                                Compensation   Awards(s)    Options     Payouts      Other
Position(2)                Year   Salary($)   Bonus($)        ($)        ($)(3)        (#)         ($)    Compensation
----------------------   -------  ---------  ----------   ----------   ----------   ----------   -------  ------------
Charles B. Lebovitz,      1996     415,800       --           --          75,000      60,000       --       7,434(4)
Chairman of the           1995     385,000       --           --          75,011      60,000       --       9,426(5)
Board, President          1994     385,000       --           --          65,001      60,000       --       7,120(6)
and Chief Executive
Officer
----------------------------------------------------------------------------------------------------------------------
James L. Wolford,         1996     291,600     25,000      25,002(7)        --        32,000       --       7,434(4)
Senior Executive          1995     270,000       --        90,023(8)        --        32,000       --       6,444(9)
Vice President --         1994     250,000       --        34,996(11)       --        32,000       --       4,635(12)
Development(10)
-----------------------------------------------------------------------------------------------------------------------
John N. Foy,              1996     268,272       --           --          75,000      32,000       --       7,434(4)
Director, Executive       1995     248,400       --           --          75,004      32,000       --       6,444(9)
Vice President --         1994     230,000       --           --          50,008      32,000       --       4,635(12)
Finance, Chief
Financial Officer
and Secretary
-----------------------------------------------------------------------------------------------------------------------
Jay Wiston,               1996     268,272     12,500         --          57,538      32,000       --       7,434(4)
Executive Vice            1995     248,400     10,000      10,002(13)     29,992      32,000       --       6,624(14)
President --              1994     230,000     12,500         --          12,497      32,000       --       4,635(12)
Leasing
-----------------------------------------------------------------------------------------------------------------------
Ben S. Landress,          1996     186,624       --           --          25,008      32,000       --       7,684(15)
Executive Vice            1995     172,800       --           --          20,003      32,000       --       6,570(16)
President --              1994     160,000       --           --          20,003      32,000       --       4,635(12)
Management
-----------------------------------------------------------------------------------------------------------------------
Stephen D. Lebovitz,      1996     186,624     50,000         --         100,009      32,000       --       4,452(17)
Director, Executive       1995     172,800       --           --          60,001      32,000       --       6,444(9)
Vice President --         1994     160,000       --           --          59,991      32,000       --       4,635(12)
Development and
Treasurer
-----------------------------------------------------------------------------------------------------------------------
Eric P. Snyder,           1996     236,933       --        40,446(18)       --        18,000       --       5,730(19)
Senior Vice President     1995     223,825       --        20,008(20)       --        18,000       --       6,335(21)
and Director of           1994     214,925     20,000         --            --        18,000       --       6,027(22)
Corporate Leasing
-----------------------------------------------------------------------------------------------------------------------
Augustus N. Stephas,      1996     254,225     25,000         --            --        18,000       --       5,730(19)
Senior Vice               1995     232,400     25,000         --            --        18,000       --       6,335(21)
President --              1994     218,125     20,000         --          10,001      18,000       --       6,027(22)
Accounting and
Controller
-----------------------------------------------------------------------------------------------------------------------

_______________________

(1) All amounts shown represent compensation paid to the named executive officers and to Mr. Snyder and Mr. Stephas by the Management Company.

(2) The position shown represents the individual's position with the Company and the Management Company.

(3) Amounts shown are based upon the closing price of the Common Stock on the NYSE as of the date of grant of the restricted stock awards. As of December 31, 1994, 11,678 shares of restricted stock with a value as of December 31, 1996 of $302,168 were outstanding and were held as follows: (I) Charles Lebovitz 3,490 shares with a value of $90,304; (ii) John Foy 2,685 shares with a value of $69,474; (iii) Jay Wiston 671 shares with a value of $17,362; (iv) Ben Landress 1,074 shares with a value of $27,790; (v) Stephen Lebovitz 3,221 shares with a value of $83,343; and (vi) Augustus Stephas 537 shares with a value of $13,895. The 11,678 shares of restricted stock held by the above stated executive officers as of December 31, 1994 vested on January 1, 1997, except for the shares held by Mr. Wiston, which vested on January 1, 1996. As of December 31, 1995, an additional 12,594 shares of restricted stock with a value as of December 31, 1996 of $325,870 were outstanding and were held as follows: (i) Charles Lebovitz - 3,615 shares with a value of $93,538; (ii) John Foy - 3,705 shares with a value of $95,867; (iii) Jay Wiston - 1,472 shares with a value of $38,088; (iv) Ben Landress - 964 shares with a value of $24,944; and (v) Stephen Lebovitz - 2,838 share with a value of $73,433. The additional 12,594 shares of restricted stock held by the above stated executive officers as of December 31, 1995 will vest on November 7, 1997, except for
    (i) the shares held by Mr. Wiston, which vested on January 1, 1997,(ii) 2,500 of the shares held by Mr. Foy, which vested on January 9, 1997, (iii) 506 of the shares held by Stephen Lebovitz, which will vest on May 9, 1997 and (iv) 1,850 of the shares held by Stephen Lebovitz, which will vest on December 15, 1997. As of December 31, 1996, 13,722 shares of restricted stock with a value as of December 31, 1996 of $355,057 were outstanding and were held as follows: (i) Charles Lebovitz - 3,125 shares with a value of $80,859; (ii) John Foy - 3,062 shares with a value of $79,229; (iii) Jay Wiston - 2,404 shares with a value of $62,204; (iv) Ben Landress - 1,042 shares with a value of $29,962; and (v) Stephen Lebovitz - 4,089 shares with a value of $105,803.
    The additional 13,722 shares of restricted stock held by the above stated executive officers as of December 31, 1996 will vest on January 1, 1999, except for (i) the shares held by Mr. Wiston which vested on February 1, 1997, (ii) the shares held by Mr. Landress which vested on January 1, 1997 and
    (iii) 442 of the shares held by Stephen Lebovitz which will vest on June 26, 1998. During the vesting period, dividends will be paid on all outstanding shares of restricted stock. All of the shares of restricted stock were issued pursuant to the Stock Incentive Plan.

(4) For fiscal year 1996, amount shown represents term life insurance premiums paid by the Management Company in the amount of $3,684 and matching contributions by the Management
    Company under the Management Company's 401(k) Plan, as defined herein, in the amount of $3,750.

(5) For fiscal year 1995, amount shown represents term life insurance premiums paid by the Management Company in the amount of $5,856 and matching contributions by the Management Company under the Management Company's 401(k) Plan in the amount of $3,570.

(6) For fiscal year 1994, amount shown represents term life insurance premiums paid by the Management Company in the amount of $3,550 and matching contributions by the Management Company under the Management Company's 401(k) Plan in the amount of $3,570.

(7) Represents an award of 1,099 shares of unrestricted Common Stock granted to Mr. Wolford during fiscal year 1996 but actual date of receipt was January 1, 1997. Amount shown is based upon the closing price of the Common Stock on the NYSE as of the date of grant.

(8) Represents an award of 4,471 shares of unrestricted Common
    Stock granted to Mr. Wolford during fiscal year 1995. Amount shown is based upon the closing price of the Common Stock on the NYSE as of the date of grant.

(9) For fiscal year 1995, amount shown represents term life insurance premiums paid by the Management Company in the amount of $2,874 and matching contributions by the Management Company under the Management Company's 401(k) Plan in the amount of $3,570.

(10)Effective January 15, 1997, Mr. Wolford retired as an officer and employee of the Company.

(11)Represents an award of 1,879 shares of unrestricted Common
    Stock granted to Mr. Wolford during fiscal year 1994. Amount shown is based upon the closing price of the Common Stock on the NYSE as of the date of grant.

(12)For fiscal year 1994, amounts shown represent term life insurance premiums paid by the Management Company in the amount of $1,065 and matching contributions by the Management Company under the Management Company's 401(k) Plan in the amount of $3,570.

(13)Represents an award of 482 shares of unrestricted Common
    Stock granted to Mr. Wiston during fiscal year 1995. Amount shown is based upon the closing price of the Common Stock on the NYSE as of the date of grant.

(14)For fiscal year 1995, amount shown represents term life insurance premiums paid by the Management Company in the amount of $2,874 and matching contributions by the Management Company under the Management Company's 401(k) in the amount of $3,750.

(15)For fiscal year 1996, amount shown represents term life insurance premiums paid by the Management Company in the amount of $3,684 and matching contributions by the Management Company under the Management Company's 401(k) Profit Sharing Plan in the amount of $4,000.

(16)For fiscal year 1995, amount shown represents term life insurance premiums paid by the Management Company in the amount of $3,000 and matching contributions by the Management Company under the Management Company's 401(k) Profit Sharing Plan in the amount of $3,570.

(17)For fiscal year 1996, amount shown represents term life insurance premiums paid by the Management Company in the amount of $702 and matching contributions by the Management Company under the Management Company's 401(k) Profit Sharing Plan in the amount of $3,750.

(18)Represents awards of 898 and 834 shares of unrestricted Common Stock granted to Mr. Snyder during fiscal year 1996 but actual date of receipt was January 1, 1997. Amount shown is based upon the closing price of the Common Stock on the NYSE as of the date of grant.

(19)For fiscal year 1996, amount shown represents term life insurance premiums paid by the Management Company in the amount of $1,980 and matching contributions by the Management Company under the Management Company's 401(k) Profit Sharing Plan in the amount of $3,750.

(20)Represents an award of 982 shares of unrestricted Common
    Stock granted to Mr. Snyder during fiscal year 1995. Amount shown is based upon the closing price of the Common Stock on the NYSE as of the date of grant.

(21)For fiscal year 1995, amount shown represents term life insurance premiums paid by the Management Company in the amount of $2,585 and matching contributions by the Management Company under the Management Company's 401(k) Profit Sharing Plan in the amount of $3,750.

(22)For fiscal year 1994, amount shown represents term life insurance premiums paid by the Management Company in the amount of $2,457 and matching contributions by the Management Company under the Management Company's 401(k) Profit Sharing Plan in the amount of $3,750.

    The following table sets forth information regarding grants of stock options made during fiscal year 1996 to each of the named executive officers and the two individuals referred to above for whom disclosure would have been provided had the individuals been executive officers at the end of 1996.

                OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          Assumed Annual Rates of
                                                                                         Stock Price Appreciation For
Individual Grants                                                                             Option Term(4)
----------------------                                                                  ----------------------------
                             Number of       % of Total
                             Securities       Options        Executive
                             Underlying      Granted to         or
                              Options         Employees        Base
                              Granted         in Fiscal       Price        Expiration
       Name                    (#)(1)          Year(2)       ($/Sh)(3)        Date            5%           10%
----------------------       ----------     -------------    ----------    ----------    -----------   -----------
Charles B. Lebovitz           60,000            11.34%          20.50       04/30/06      $ 773,540     $1,860,303

James L. Wolford(5)           32,000             5.52           20.50       04/30/06        412,555      1,045,495

John N. Foy                   32,000             5.52           20.50       04/30/06        412,555      1,045,495

Jay Wiston                    32,000             5.52           20.50       04/30/06        412,555      1,045,495

Ben S. Landress               32,000             5.52           20.50       04/30/06        412,555      1,045,495

Stephen D. Lebovitz           32,000             5.52           20.50       04/30/06        412,555      1,045,495

Eric P. Snyder                18,000             3.1            20.50       04/30/06        232,062        588,091

Augustus N. Stephas           18,000             3.1            20.50       04/30/06        232,062        588,091

______________________

(1) All options granted to the named executive officers and to Mr. Snyder and Mr. Stephas were granted pursuant to the Stock Incentive Plan on April 30, 1996 and become exercisable in five equal annual installments beginning April 30, 1997.

(2) Percentages listed are based on options to purchase a total of 580,000 shares of Common Stock granted by the Company to certain of its officers and employees during fiscal year 1996. Calculations do not include options to purchase an aggregate of 2,000 shares of Common Stock granted to the Independent Directors in fiscal year 1996 pursuant to the Stock Incentive Plan.

(3) The exercise price is generally payable in cash or, in certain circumstances by the surrender, at the fair market value on the date on which the option is exercised, of shares of Common Stock.

(4) Potential realizable value is calculated based on an assumption that the fair market value of the Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant until the end of the option term (10 years). The 5% and 10% assumed rates are mandated by the Securities and Exchange Commission for purposes of calculating realizable value and do not represent the Company's estimate or projection of future stock prices.

(5) Mr. Wolford retired as an officer and employee of the Company effective January 15, 1997 and, as a result thereof, all options granted to Mr. Wolford during fiscal year 1996 lapsed and are no longer exercisable by Mr. Wolford.


              AGGREGATED 1996 YEAR-END OPTION VALUES

     The following table provides information regarding the number and value of options held by each of the named executive officers at December 31, 1996 and the two individuals reterred to above for whom disclosure would have been provided had the individuals been executive officers at the end of 1996. With two exceptions, no options were exercised by any named executive officer or the two individuals referred to above during fiscal year 1996.

                                                      Number of Securities underlying         Value of Unexercised
                                                          Unexercised Options at                  In-the-Money
                                                            December 31, 1996             Options at December 31, 1996
                                                      -------------------------------     ----------------------------
                                Shares
                              Acquired
                                  on        Value
                              Exercised    Realized                                                      Unexercisable
          Name                   (#)         ($)       Exercisable      Unexercisable     Exercisable         (1)
--------------------------    ---------   ----------   -----------      -------------     -----------    -------------
Charles B. Lebovitz              -0-          -0-         36,000           144,000          $226,500       $849,750

James L. Wolford(2)              -0-          -0-         19,200            76,800           120,800        453,200

John N. Foy                      -0-          -0-         19,200            76,800           120,800        453,200

Jay Wiston(3)                  19,200        91,375         -0-             76,800             -0-          453,200

Ben S. Landress                  -0-          -0-         19,200            76,800           120,800        453,200

Stephen D. Lebovitz              -0-          -0-         19,200            76,800           120,800        453,200

Eric P. Snyder                   -0-          -0-         10,800            43,200            67,950        254,925

Augustus N. Stephas(4)         10,800        35,550         -0-             43,200             -0-          254,925

(1) Amounts listed are based upon the $25.875 closing price for the Common Stock on the NYSE on December 31, 1996 (last trading day in 1996).

(2) Mr. Wolford retired as an officer and employee of the Company effective January 15, 1997 and, as a result thereof, any non-vested options held by Mr. Wolford on the date thereof lapsed. Mr. Wolford continues to hold 19,200 options which were vested as of December 31, 1996.

(3) Mr. Wiston exercised options to acquire 19,200 shares on November 8, 1996.

(4) Mr. Stephas exercised options to acquire 10,800 shares on June 25, 1996.


EMPLOYMENT CONTRACTS AND TERMINATION
OF EMPLOYMENT ARRANGEMENTS

     Upon completion of the Company's initial public offering in November 1993, each named executive officer of the Company entered into an employment agreement (an "Employment Agreement" and collectively, the "Employment Agreements") with the Company and the Management Company (collectively, the "Employer") expiring on November 2, 1996. Pursuant to the Employment Agreements, the named executive officers of the Company held corresponding positions with the Management Company. Upon the expiration of the Employment Agreements on November 2, 1996, the named executive officers continued to hold the corresponding positions with the Management Company.

     Upon the commencement of their terms in 1993, the Employment Agreements provided for the following annual base salaries, which were paid by the Management Company: (i) Charles Lebovitz $385,000; (ii) James Wolford $250,000; (iii) John Foy $230,000;
(iv) Jay Wiston $230,000; (v) Ben Landress $160,000; and (iv) Stephen Lebovitz $160,000. The annual base salaries are subject to review annually for increase at the discretion of the Compensation Committee of the Board of Directors and, since 1993, the base salaries referenced above have been increased to the levels set forth on the Summary Compensation Table on page 11.

     Additionally, pursuant to the Employment Agreements, the named executive officers were eligible for participation in bonus programs and incentive compensation and stock incentive programs as generally provided to executive officers commensurate with such officers' performance, all at the discretion of the Compensation Committee. See "Stock Incentive Plan." These benefits continued following the expiration of the Employment Agreements. The Employment Agreements also provided for certain other benefits, including life insurance, health, disability and major-medical insurance and other benefit plans maintained from time to time for the benefit of all employees of the Employer and these benefits continued following the expiration of the Employment Agreements.

     Charles Lebovitz has agreed to refrain from competing with the Employer until the later of (i) November 3, 2003 or (ii) two years from the date of termination of his employment. If his employment is terminated without cause, the restrictive covenant will expire two years from the date of termination. Each named executive officer, other than Charles Lebovitz, has agreed to refrain from competing with the Employer, until the later of (i) November 3, 1996 or (ii) two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. The named executive officers are, however, permitted to hold certain investments which they owned prior to signing the Employment Agreements.


STOCK INCENTIVE PLAN

     The Company adopted the CBL & Associates Properties, Inc. 1993 Stock Incentive Plan (the "Stock Incentive Plan") to provide incentives to attract and retain officers and key employees. The Stock Incentive Plan provides for the grant by the Compensation Committee of options to purchase a specified number of shares of Common Stock ("Options") or rights to future grants of Common Stock ("Deferred Stock"), subject to applicable Ownership Limits. Pursuant to an amendment to the Stock Incentive Plan adopted in 1996, the total number of shares available for grant is equal to 2,800,000 shares. The Board of Directors or the Compensation Committee may, under certain circumstances, make such adjustments in the aggregate number and kind of shares reserved for issuance, the number of shares and kind covered by outstanding awards and the exercise prices specified therein.

     Participants in the Stock Incentive Plan, who may be officers or employees of the Company, its subsidiaries (including the Management Company) or designated affiliates, are selected by the Compensation Committee. Directors of the Company are also eligible to participate, but, in the case of directors who are not employees, only pursuant to automatic grants under a specified formula set forth in the Stock Incentive Plan. See "Election of Directors -- Compensation of Directors."

     The Stock Incentive Plan authorizes the Compensation Committee to grant Options at an exercise price determined by the Compensation Committee. Such price cannot be less than 100% of the fair market value of the shares of Common Stock on the date on which the Option in respect thereof is granted. The term of each Option is fixed by the Compensation Committee, but, in any event will expire 10 years after the date of grant (Options designated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will expire 5 years after the date of grant where the optionee owns more than 10% of the voting power of all classes of stock of the Company or any subsidiary). Additionally, the vesting provisions of the Options will be determined by the Compensation Committee. Pursuant to an amendment to the Stock Incentive Plan adopted in 1996, the number of options that may be granted to any officer or employee of the Company in any given year is limited to a maximum of 100,000 such options.

     Options granted under the Stock Incentive Plan will become fully exercisable upon a Change in Control (as defined in the Stock Incentive Plan). In general, Change of Control means (i) any acquisition by a person or group (other than an acquisition from the Company or by the Company, the Company's management, through the exercise of the CBL Rights, or a Company-sponsored employee benefit plan) of 20% or more of the outstanding shares of Common Stock, (ii) a change in the majority of the Company's directors, (iii) approval by the Company's shareholders of a reorganization, merger, consolidation, sale or disposition of all or substantially all of the assets of the Company under certain circumstances or (iv) approval by the Company's shareholders of a complete liquidation or dissolution of the Company. Holders of Options also have the right to cash out their Options in the event of a Change of Control.

     If Options granted in connection with the Stock Incentive Plan are exercised at any time or from time to time, the Partnership Agreement requires the Company to contribute to the Operating Partnership as an additional contribution the exercise price received by the Company in connection with the issuance of shares of Common Stock to such exercising participant. Although the Company will contribute to the Operating Partnership an amount equal to the exercise price received by the Company, the Company will be considered to have contributed an amount equal to the fair market value of the shares of Common Stock issued to the exercising party for purposes of determining the increase in the Company's percentage interest in the Operating Partnership (and the dilution of the interests of the limited partners of the Operating Partnership) in connection with additional capital contributions of the Company.

     The Stock Incentive Plan also permits the Compensation Committee to grant rights to receive shares of Deferred Stock, subject to the terms and conditions imposed by the Compensation Committee. These terms may include a vesting period (the "Vesting Period") during which the rights to receive Deferred Stock will be subject to forfeiture upon certain terminations of employment, as determined by the Compensation Committee, although the Vesting Period will be accelerated upon a Change of Control. At the end of the Vesting Period set by the Compensation Committee, the participant will be issued unrestricted shares of Common Stock, and will have all the rights of a holder of Common Stock as to such shares, including the right to vote the shares and the right to receive any cash distributions. If so determined by the Compensation Committee in the applicable Deferred Stock agreement, Deferred Stock awards may provide for the payment to the awardee, during the Vesting Period, of cash amounts in respect of such Deferred Stock equal to the amount of dividends that would have been paid on an equivalent number of shares of Common Stock. The Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any awards of Deferred Stock.


401(K) PROFIT SHARING PLAN

     The Management Company adopted the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the
"401(k) Plan"), a retirement plan qualified under Section 401(a) and Section 401(k) of the Code, for the benefit of employees of the Management Company. All employees who have attained the age of 21 and have completed at least one year of service are eligible to participate in the 401(k) Plan, and will continue to be so eligible as employees of the Management Company. The Plan allows participants to defer between 1% and 10% of their Plan year compensation, on a pre-tax basis, in the form of "elective deferral contributions made by the employer on the participant's behalf," subject to maximum deferral of $9,500 for 1996. The
Plan also provides for employer "matching contributions" on behalf of each participant equal to 50% of the portion of such participant's elective deferral contributions which does not exceed 2.5% of such participant's compensation for the plan year. The Management Company has discretion to increase the matching contribution percentage. All elective deferral and matching contributions are 100% vested when made. The Management Company also has discretion to make additional profit sharing-type contributions not related to elective deferral contributions.

     By amendment dated January 1, 1996, the Management Company amended the 401(k) Plan to provide for self-directed investments by participants of the 401(k) Plan. Subsequent to the date of the amendment to the 401(k) Plan, participants shall be entitled to direct the investment of their account balances into a menu of investment alternatives provided by the trustee of the 401(k) Plan.

     The employer and employee contributions made by, or on behalf of, the named executive officers and two additional officers of the Company have been included in the Summary Compensation Table on page 11.


COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of the Independent Directors, Claude M. Ballard, Leo Fields, William J. Poorvu and Winston W. Walker. Mr. Ballard serves as Chairman of such committee. None of such members of the Compensation Committee are or have been officers or employees of the Company.

     Winston Walker was, until October 1, 1993, President and Chief Executive Officer of Provident Life and Accident Insurance Company of America and is currently a member of the Board of Directors of SunTrust Bank, Chattanooga, N.A. (formerly, American National Bank). In connection with the Company's initial public offering and related transactions, certain indebtedness owed by CBL to Provident Life and Accident Insurance Company of America and its affiliated companies and to SunTrust Bank, Chattanooga, N.A. (formerly American National Bank) were repaid, and, in October, 1994, the Company obtained a two-year $10,000,000 line of credit from SunTrust Bank, Chattanooga, N.A. (formerly American National Bank). In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with such bank on competitive terms.


     Claude Ballard is a limited partner of Goldman, Sachs & Co., which served as an underwriter in the Company's initial public offering in November 1993 and subsequent follow-on offerings in September 1995 and January 1997 and performs investment banking services for the Company from time to time.

     No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company) with which any member of the Compensation Committee is affiliated.


REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

     GENERAL. The Company is a self-managed, self-administered, fully-integrated real estate company which is engaged in the ownership, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls and community and neighborhood centers.

     The Company conducts all its business through the Operating Partnership and owns a 71.82% general partner interest therein. To comply with certain technical requirements of the Code, the Operating Partnership carries out the Company's property management and development activities through the Management Company.

     Neither the Company nor the Operating Partnership has any paid employees. Although Charles Lebovitz and the other executive officers named in this Proxy Statement are executive officers of the Company, their compensation is in the form of a base salary and bonus paid entirely by the Management Company.

     The Compensation Committee determines all matters related to the compensation of all officers of the Company of the level of vice president or higher and administers the Stock Incentive
Plan.

     PHILOSOPHY. It is the philosophy of the Company to ensure that executive compensation be directly linked to financial objectives that the Company believes are primary determinates of shareholder value over time. The Compensation Committee's objectives in administering the Company's executive compensation plan are to ensure that pay levels and incentive compensation are
(i) competitive in attracting and retaining the best personnel,
(ii) properly linked to the Company's performance, and (iii) simple in design. To fulfill these objectives, the compensation plan for executives includes base salary, performance based discretionary bonuses and periodic grants of stock awards and stock options pursuant to the Stock Incentive Plan.
Non-executive employees of the Company are also eligible to participate in the Stock Incentive Plan.

     The Company believes that the ability to use the Stock Incentive Plan to attract and retain key personnel has substantial value and will be essential to the growth of the Company. The stock option and stock award elements of compensation are designed to encourage and create ownership and retention of the Company's stock by key employees in order to align their long-range interests with those of shareholders and to allow the opportunity for key employees to build, through the achievement of corporate goals, a meaningful ownership stake in the Company.

     FINANCIAL CRITERIA. The Compensation Committee, based on recommendations made by the Company, implemented an executive compensation program in 1994 pursuant to which officers of the level of vice president and higher received during fiscal year 1996, in addition to a base salary, incentive compensation consisting of cash, stock options and stock awards for the achievement of target levels of performance determined by the Compensation Committee. The amount of this additional compensation was determined for each executive officer based upon his contribution to the overall success of the Company. Consideration was also given, based upon information prepared by the independent compensation consultant, to comparable compensation data for persons holding similarly-responsible positions at other companies in determining the appropriate executive officer compensation levels. Pursuant to this program, cash awards were granted during fiscal year 1996 to other employees of the Company as performance-based incentive compensation.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Charles Lebovitz's base salary of $415,800 for 1996 was paid pursuant to his Employment Agreement. The Employment Agreement provides for annual reviews for salary increases and discretionary bonuses through the term of the agreement. Additionally, the Employment Agreement provides for participation in the Company's incentive plans, including the Stock Incentive Plan. During fiscal year 1996, Mr. Lebovitz received options to purchase 60,000 shares of Common Stock and awards of an aggregate of 3,125 shares of Common Stock under the Stock Incentive Plan. The awards were determined upon the same criteria as applied to the other executive officers of the Company.

     POLICY REGARDING QUALIFYING COMPENSATION. Section 162(m) of the Code imposes a $1,000,000 ceiling on tax-deductible remuneration paid to the five most highly compensated executive officers of a publicly-held corporation. The limitation does not apply to remuneration payable solely on account of the attainment of one or more performance goals approved by a compensation committee. While the compensation paid to the executive officers falls well within the applicable guidelines for the Company's 1996 fiscal year, an amendment to the Company's Stock Incentive Plan was adopted in 1996 that limits the number of stock options that may be granted to an employee in any calendar year. See "Stock Incentive Plan". This amendment conforms the Stock Incentive Plan to the requirements of "performance-based compensation" exempt from the deductibility limitations of
Section 162(m) of the Code.

                      COMPENSATION COMMITTEE
                   Claude M. Ballard (Chairman)
                            Leo Fields
                        William J. Poorvu
                        Winston W. Walker

     PERFORMANCE GRAPH

     The graph set forth below compares the percentage change in the cumulative shareholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Total Return Index ("S&P 500") and The National Association of Real Estate Investment Trusts ("NAREIT") Equity REIT Total Return Index for the period commencing October 28, 1993 (the date on which trading of the Company's Common Stock commenced) through December 31, 1996. The following graph assumes that the value of the investment in the Company and the indices was $100 at the beginning of the period and that dividends were reinvested. The stock price performance presented below is not necessarily indicative of future results.

GRAPH
              CERTAIN RELATIONSHIPS AND TRANSACTIONS


MANAGEMENT AGREEMENT

     In connection with the Company's initial public offering in November 1993, the Company entered into a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company's properties. The Company, through the Operating Partnership, owns 100% of the preferred stock and 5% of the common stock of the Management Company and Charles Lebovitz, his family and the Associates own 95% of the common stock of the Management Company. Through the ownership of 100% of the preferred stock of the Management Company, the Company enjoys substantially all of the economic benefits of the Management Company's business. The Management Company also provides management services for certain properties owned by CBL and certain other third parties for which the Management Company is paid a management fee. See "Certain Relationships and Transactions Retained Property Interests."


PARTNERSHIP AGREEMENT; CBL RIGHTS

     In connection with the Company's initial public offering in November 1993, the Company entered into the Partnership Agreement with CBL. Pursuant to such agreement, the Company currently owns a 71.82% general partner interest in the Operating Partnership and CBL owns a 28.18% limited partner interest in the Operating Partnership.

     Pursuant to the Partnership Agreement, CBL was granted CBL Rights, consisting of the rights to: (i) exchange all or a portion of its partnership interest in the Operating Partnership for shares of Common Stock (based on the trading price of the Common Stock at the time of conversion) until it owns up to the applicable share Ownership Limit; and (ii) subsequently, after November 3, 1996, sell to the Company part or all of its remaining partnership interest in the Operating Partnership in exchange for shares of Common Stock or their cash equivalent (based on the trading price of the Common Stock), at the Company's election. The Company, however, may not pay in shares of Common Stock to the extent that this would result in CBL beneficially or constructively owning in the aggregate more than the applicable Ownership Limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company's qualification as a real estate investment trust for tax purposes.

     The purchase price (the "Purchase Price") payable upon exercise of CBL Rights is the fair market value of the partnership interests with respect to which CBL Rights are exercised (the "Offered Interests") computed as of the date on which such CBL Rights are exercised. The number of shares of Common Stock and/or cash received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the trading price of the shares of Common Stock at the time of exercise. If CBL Rights are exercised for shares of Common Stock, the Purchase Price for the Offered Interests is payable by the Company's issuance of the number of shares of Common Stock having a market value at the time of exercise equal to the Purchase Price. If the CBL Rights are satisfied in cash and the Company raises such funds through a public offering of its securities, by borrowing or otherwise, the purchase price otherwise payable for the Offered Interests will be reduced by the amount equal to the transaction expenses incurred by the Company in so raising such funds (but not exceeding 5% of the Purchase Price computed without regard to such expenses).

     CBL Rights will expire in November 2043 if not exercised prior to that date. Charles Lebovitz, James Wolford and their respective affiliates (as defined under the attribution rules of the Code) may not transfer rights to acquire more than 6% of the outstanding shares of Common Stock to any single entity that is not an affiliate under the applicable attribution rules of the Code.


RETAINED PROPERTY INTERESTS

     Following the Company's initial public offering in November 1993, CBL retained ownership interests in the following properties (the "Outparcels"): (i) Outparcels at certain of the Company's properties, which are being offered for sale through the Management Company, and a minority interest in one mall; (ii) three long-term mortgages on single-user properties; and (iii) CBL's interest in three vacant anchor stores (two former Phar-Mor stores, one of which was purchased by the Company in 1994 and a former Hills Department Store) at associated and community centers which the Company has an option to acquire. These properties were not transferred to the Operating Partnership because their cash flow or capital structure was inconsistent with the Company's investment objectives. The aggregate gross leasable area ("GLA") of the two vacant anchor stores subject to option is approximately 138,000 square feet, which, if included in the Company's properties, would represent approximately .69% of the total GLA.

     The Company's acquisition option is a ten-year option to acquire each property subject to option for a fixed acquisition price. The option exercise price is payable in shares of Common Stock (valued at their market price) or in cash, solely at the Company's election. If the Company elects to pay in shares, CBL may elect to receive such payment in the form of limited partner interests in the Operating Partnership which would be convertible into shares of Common Stock. The aggregate option exercise price for the remaining two vacant anchor stores subject to option is $5,343,865, which amount did not exceed 10 times the annual base rent paid at the time of the Company's initial public offering under an existing lease by a tenant in place. At the time entered into, management believed that the option exercise price for each property subject to option was greater than its current fair market value. Such exercise prices, however, were determined without obtaining real estate appraisals with respect to any such properties. The option exercise price will be reduced by the amount of the then existing mortgage indebtedness and any other known liabilities affecting such properties. The option will expire with respect to any property upon its sale to any non-CBL affiliate. The option may be exercised only by a majority vote of the Independent Directors. The option will enable the Company to obtain any appreciation in the value of the properties over the option exercise price.

     The Company has an option to purchase any Outparcel if CBL enters into a binding agreement to enter into a lease for such Outparcel with an unaffiliated third party under which CBL agrees to construct improvements on the Outparcel at the direction and for use by the tenant. CBL intends to sell the Outparcels, and the Management Company will receive a commission of 5% of the net sales proceeds for serving as CBL's agent with respect to such sales.

     During 1996, the Company exercised its option to acquire a tract of land adjacent to the Company's mall know as Hamilton
Place in Chattanooga, Tennessee. The Company acquired the parcel from an entity comprised of CBL and certain executive officers of the Company (namely, Charles Lebovitz, certain members of his family, the Associates, Eric Snyder and Gus Stephas). The acquisition price was $780,053 and the Company acquired the parcel in return for limited partner interests in the Operating Partnership. The certain executive officers of the Company and CBL received an aggregate .0798% limited partner's interest in return for the parcel.

     Aside from the properties retained by CBL, certain members of Charles Lebovitz family and his father's estate continue to own four community and neighborhood centers and two tracts of vacant land. The Company has agreed that it will not acquire any of the four community and neighborhood centers.

     The properties retained by CBL and the properties owned by the Lebovitz family are managed by the Management Company for a management fee of 3% to 5% per annum of such properties' annual rents. The Management Company is also paid a leasing commission of 5% per annum of annual rental payments for new leases and 3% per annum of annual rental payments for extensions or renewals of existing leases at the properties retained by CBL and the properties owned by the Lebovitz family. During fiscal year 1996, CBL and the Lebovitz family paid the Management Company approximately $67,000 under such management arrangements.



AFFILIATED ENTITIES

     The shareholders of CBL own interests in a number of entities that have provided services to CBL in the past and currently continue to provide services to the Operating Partnership. Such services are provided at competitive rates. The Independent Directors have, subsequent to the Company's initial public offering, ratified each of the following arrangements pursuant to which such services are provided.

     CBL has a non-controlling interest in a major national construction company that has been engaged by CBL in the building of substantially all of the properties and is currently being engaged by the Company for building and construction of the Company's construction properties. Charles Lebovitz is also a director of the construction company. The majority interest in the construction company is held by the members of its senior management, none of whom are affiliated with CBL or the Company. As of December 31, 1996, the Company had 8 active contracts (including contracts in respect of each of the construction properties) with such construction company having aggregate value of approximately $98.8 million. During fiscal year 1996, the Company paid approximately $74.1 million to this construction company.

     The construction company and CBL own all of the interests of a partnership that owns two aircraft used by the personnel of the Company and the construction company. Each partner contributes equally to fixed costs and shares variable costs through an hourly charge based on usage. The Company reimburses the partnership for costs on an hourly basis associated with use of the aircraft relating to the business of the Company. During fiscal year 1996, the Company paid approximately $685,803 as reimbursement for operating expenses pursuant to such arrangement.

     A company that provides security, maintenance and cleaning services for most of the Company's malls, office building and other properties not affiliated with the Company is majority owned by certain executive officers of the Company (namely, Charles Lebovitz, certain members of his family and the Associates). On February 28, 1997, substantially all of the assets of this company were sold to a third party not affiliated with CBL or any executive officer of the Company.

     An insurance agency that has in the past served as agent with respect to the placing of insurance on substantially all of the Company's properties is majority owned by Charles Lebovitz and the Associates. This company ceased operations on January 31, 1997.

     The Bylaws provide that any contract or transaction between the Company or the Operating Partnership and one or more directors or officers of the Company or between the Company or the Operating Partnership and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by disinterested directors or shareholders after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them.


CERTAIN LEASES

     The executive officers named in this Proxy Statement and certain CBL employees are partners in partnerships that lease 21 spaces representing approximately 34,000 square feet in 13 of the Company's malls as tenants. Such spaces are operated as food service and entertainment establishments. Management believes that, at the time these leases were entered into, they provided for rental payments at market rates and terms.

     An entity owned by an executive officer of the Company (namely, John Foy) leased 661 square feet of office space at the Company's office building. Management believes that, at the time the lease was entered into, it provided for rental payments at market rates and terms. This lease expired on March 15, 1997 and this entity relocated to another space not owned by the Company.

     Shumacker & Thompson, P.C., local counsel to the Company and CBL, leases 2,536 square feet of office space at the Company's office building. The construction company, a significant minority interest in which is owned by CBL, leases 10,054 square feet of office space at the Company's office building.
Management believes that, at the time these leases were entered into, they provided for rental payments at market rates and terms.

     Renewals of any of the foregoing leases will provide for rental payments at market rates and terms at the time such renewal leases are entered into.

OTHER

     A member of the family of an executive officer of the Company (namely, John Foy) owns an approximately 5,000 square foot store at Hamilton Collection, a retail condominium center adjacent to Hamilton Place, a mall located in Chattanooga, Tennessee.

     Charles Lebovitz, certain members of his family, the Associates and a certain executive officer of the Company (namely, Eric Snyder), have personally guaranteed an aggregate of $8.8 million of the mortgage debt encumbering CoolSprings Galleria, a mall located in Nashville, Tennessee, for the length of the term of the mortgage. Such guarantee is payable only if, and to the extent that, proceeds from a foreclosure sale of the mall are not in excess of the guarantee.

     Certain members of Shumacker & Thompson, P.C., local counsel to the Company and CBL, are assistant secretaries of the Company. Shumacker & Thompson, P.C. has also provided legal services to CBL in the past and currently continues to provide such services.

     The Company has retained the law firm of Finkel Goldstein
Berzow & Rosenbloom to represent the Company in connection with the bankruptcy of Caldor Corporation, with whom the Company had entered into some pre-development leases, which have been subsequently terminated prior to the commencement of any construction. The fee arrangement is a contingent arrangement providing for the firm to receive 25% of the first $1 million of recoveries from the tenant, 15% of any additional recoveries and reimbursement of all out-of-pocket expenses. Harvey L. Goldstein, Esq., a member of the firm, is the father-in-law of Stephen Lebovitz.

 RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of Arthur
Andersen LLP to serve as independent public accountants of the Company for the year ending December 31, 1997. Arthur Andersen LLP served as the Company's independent public accountants from the Company's inception in July 1993 to the present. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Arthur Andersen LLP to audit the Company's consolidated financial statements for the 1997 fiscal year. A representative of Arthur Andersen LLP will attend the Annual Meeting, and will have an opportunity to make a statement and to respond to appropriate questions.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE
            "FOR" THE RATIFICATION OF THE SELECTION OF
               ARTHUR ANDERSEN LLP AS THE COMPANY'S
             INDEPENDENT PUBLIC ACCOUNTANTS FOR 1997

           DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     In accordance with the rules established by the Securities and Exchange Commission, shareholder proposals to be included in the Company's proxy statement with respect to the 1998 Annual Meeting of Shareholders must be received by the Company at its executive offices located at One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421 no later than December 1, 1997.

     In addition, the Company's Bylaws provide that any shareholder of record desiring to nominate a director or have a shareholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting (the "Anniversary Date"); provided, however, that shareholders will have additional time to deliver the required notice in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date.

                  OTHER BUSINESS OF THE MEETING

     Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which the management is not now aware may come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

               By Order of the Board of Directors
                          JOHN N. FOY
                           Secretary


Chattanooga, Tennessee
March 31, 1997


     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO INVESTOR RELATIONS, CBL & ASSOCIATES PROPERTIES, INC., ONE PARK PLACE, 6148 LEE HIGHWAY, CHATTANOOGA, TENNESSEE 37421.